Exhibit (a)(25)
Javelin Pharmaceuticals, Inc. Announces Successful Completion of Tender Offer
for Its Common Stock by Hospira, Inc.
CAMBRIDGE, Mass., July 1, 2010 — Javelin Pharmaceuticals, Inc. (NYSE — Amex: JAV), today announced the successful completion of the tender offer by Discus Acquisition Corporation, a wholly owned subsidiary of Hospira, Inc. (NYSE: HSP), to purchase all outstanding shares of the common stock of Javelin.
As previously announced, the offer expired at 12:00 midnight, New York City time, on June 30, 2010 (the end of the day on June 30, 2010). Based on information provided by Computershare Trust Company, N.A., the depositary for the offer, as of the close of business on the expiration date of the offer, 51,346,299 Javelin shares were validly tendered and not withdrawn. The tendered shares represent approximately 79.16% of Javelin’s outstanding shares of common stock. All Javelin shares that were validly tendered and not withdrawn immediately prior to the expiration of the offer have been accepted by Hospira for payment. Hospira will purchase and pay for all such shares promptly.
In accordance with the previously announced merger agreement, Hospira intends to exercise its “top-up” option to increase its share ownership percentage of Javelin shares through the purchase from Javelin of newly issued shares of Javelin common stock at the same $2.20 per share paid in the tender offer in order to allow Hospira to effect a short term merger under Delaware law.
Hospira has indicated that it intends to promptly complete the acquisition of Javelin through a short-form merger under Delaware law, without the need for a Javelin shareholder vote or meeting, as soon as practicable, with the completion of the merger anticipated to occur on or about July 2, 2010. As a result of the merger, any remaining shares of Javelin common stock will be converted into the right to receive the offer price of $2.20 in cash paid in the tender offer, without interest and less any required withholding taxes (other than shares of Javelin common stock for which appraisal right are validly exercised under Delaware law and any shares owned by Hospira or any of its subsidiaries). Upon completion of the merger, Javelin will be a wholly owned subsidiary of Hospira. Javelin’s shares will cease to be traded on the NYSE Amex, and Javelin will no longer be required to file certain information and periodic reports with the U.S. Securities and Exchange Commission.
About Javelin Pharmaceuticals
With corporate headquarters in Cambridge, MA, Javelin applies innovative proprietary technologies to develop new drugs and improved formulations of existing drugs to target unmet and underserved medical needs in the pain management market. The company has one marketed drug in the U.K., an NDA-submitted drug candidate, Dyloject(TM), and two drug candidates in U.S. advanced clinical development. For additional information about Javelin, please visit the company’s Web site at http://www.javelinpharmaceuticals.com.
Forward-Looking Statements
Javelin
This press release contains “forward-looking statements”, including statements relating to the expected timing of results and development of Javelin’s drug candidates and any potential transaction between Javelin and Hospira. These “forward-looking statements” are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to factors discussed under the heading “Risk Factors” contained in Javelin’s Form 10-K, for the year ended Dec. 31, 2009, which was filed with the Securities and Exchange Commission (“SEC”), as well as any updates to those risk factors filed from time to time in Javelin’s Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and Javelin Pharmaceuticals undertakes no duty to update this information unless required by law.
JAV-G
SOURCE: Javelin Pharmaceuticals, Inc.
Javelin Pharmaceuticals, Inc.
Investor Relations & Media
Rick Pierce, 617-349-4500
VP Investor Relations
rpierce@javelinpharma.com